Exhibit 99.1

News
Release
Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Provides Business Update and Reports Fourth Quarter and Full Year 2012 Financial Results

-- Actively Recruiting for Neo-Urinary Conduit™ Phase 1 Trial --

-- Neo-Kidney Augment™ on Track to Begin Clinical Trials in Sweden and U.S. in 2013 --

WINSTON-SALEM, NC, March 18, 2013 -- Tengion, Inc. (OTCQB: TNGN), a leader in regenerative medicine, today reported its financial results for the fourth quarter and full year ended December 31, 2012 and provided a business update.

“Over the last year we made continued progress in our Phase 1 trial for the Neo-Urinary Conduit.  We have initially demonstrated that urinary tissue can be regenerated in a limited number of patients. These findings in the clinical trial are consistent with our animal studies in which we demonstrated the ability of our technology to consistently regenerate an organ composed of urinary tissue. We have also defined a surgical procedure that has been transferred to additional clinical sites. We look forward to successfully implanting the remaining three patients in the trial and then working with the FDA this year to plan for a potential Phase 2/3 clinical trial,” said John L. Miclot, President and Chief Executive Officer of Tengion. “In addition in late 2012, we successfully refinanced the Company in order to complete enrollment in the Phase 1 Neo-Urinary Conduit trial and to submit an IND filing to the FDA for our Neo-Kidney Augment program in 2013.”

Neo-Urinary Conduit Clinical Program Update

In January 2013, Tengion announced that it successfully implanted the seventh patient in the ongoing Phase 1 clinical trial of its most advanced product candidate, the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients. The Neo-Urinary Conduit offers patients potential improvements over the standard of care, including a shorter and less complex surgical procedure, improved recovery times and faster hospital discharges, as well as reducing the typical incidence of post-operative co-morbidities associated with the current standard of care.

The enrollment of the seventh patient in the Phase 1 trial allowed the Company to train additional physicians and open three further sites. All five sites are now actively recruiting for the Phase 1 trial.  Based on information from this trial, Tengion plans to work with the U.S. Food and Drug Administration (FDA) during 2013 to plan for a potential Phase 2/3 clinical trial of this product candidate.

In December 2012, the United States Patent and Trademark Office (USPTO) issued Patent No. 8,337,485, titled “Cell-Scaffold Constructs.” This patent includes compositional claims on the construct and cellular elements of the Neo-Urinary Conduit, as well as use claims covering this technology in additional clinical applications. This action further strengthens the Company’s expanding IP portfolio.

Neo-Kidney Augment Preclinical Program Update

In January 2013, Tengion announced that it had filed a Clinical Trial Application (CTA) with the Medical Products Agency (MPA) in Sweden to initiate a Phase 1 clinical trial to evaluate safety and delivery of its Neo-Kidney Augment product in up to five patients with chronic kidney disease (CKD). The Neo-Kidney Augment is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced CKD. Following MPA approval of the CTA, Tengion expects to initiate a Phase 1 trial in Sweden in the second quarter of 2013.

Tengion also expects to submit an Investigational New Drug (IND) filing for the Neo-Kidney Augment to FDA during the second quarter of 2013. Following FDA approval of the IND, Tengion expects to initiate a Phase 1 clinical trial in the U.S. in the fourth quarter of 2013 and expects that this trial will provide initial human proof-of-concept data in 2014.

Tengion is currently conducting the good laboratory practice (GLP) animal study program required by the FDA to support the IND filing and initiation of a Phase 1 clinical trial in CKD patients. These GLP studies are consistent with the preclinical animal models already conducted by Tengion, which yielded positive data demonstrating slowing of kidney disease progression and improved survival.

In November 2012, the USPTO issued Patent No. 8,318,484, titled "Isolated Renal Cells and Uses Thereof." This patent includes claims intended to protect the cell composition and formulation of the Neo-Kidney Augment product that is based on the novel ability of Tengion’s regenerative renal cells to regenerate functional kidney tissue in chronically diseased kidneys.

Corporate Update

In October 2012, Tengion closed a private placement of $15.0 million aggregate principal amount of Senior Secured Convertible Notes. The $15.0 million principal amount included the exchange of $1.0 million of debt issued in the Company’s bridge financing announced on September 10, 2012. In addition, the Company granted the initial purchasers an option to purchase up to an additional $20 million aggregate principal amount of the Notes in the first half of 2013. In addition, under the agreement with the initial purchasers, the Company may seek an additional $10 million in financing without the need to obtain any additional consent from these purchasers.

Fourth Quarter and Year End 2012 Financial Results

For the year ended December 31, 2012, Tengion reported an adjusted net loss of $19.0 million, or $8.00 per basic and diluted common share, compared with an adjusted net loss of $24.4 million, or $11.30 per basic and diluted common share, for the same period in 2011. The decreased adjusted net loss for the 2012 period was primarily due to a reduction in compensation and related expenses of $4.9 million and a decrease in depreciation expense of $2.7 million. These decreases were offset in part by increased interest expense of $2.1 million, of which $1.9 million related to amortization of debt discount and deferred financing costs associated with the private placement of $15.0 million aggregate principal amount of Senior Secured Convertible Notes completed in October 2012.

For the fourth quarter ended December 31, 2012, the Company reported an adjusted net loss of $5.9 million, or $2.49 per basic and diluted common share, compared with an adjusted net loss of $6.2 million, or $2.62 per basic and diluted common share, for the same period in 2011. The decreased adjusted net loss for the 2012 period was primarily due to a reduction in compensation and related expenses of $2.0 million and a decrease in depreciation expense of $0.2 million. These decreases were offset in part by increased interest expense of $2.0 million, of which $1.7 million related to amortization of debt discount and deferred financing costs associated with the private placement of $15.0 million aggregate principal amount of Senior Secured Convertible Notes completed in October 2012.

As of December 31, 2012, the Company held $7.5 million in cash and cash equivalents. Based upon the Company’s currently expected level of operating expenditures and debt repayments, the Company expects to be able to fund its operations to May 2013.

Conference Call and Webcast
John L. Miclot, President and Chief Executive Officer, Dr. Tim Bertram, Chief Scientific Officer and President of Research and Development, and A. Brian Davis, Chief Financial Officer and Vice President of Finance, will host a conference call today, March 18, 2013, at 9:00 a.m. EDT to provide a business update and discuss the Company’s fourth quarter and full year 2012 financial results.

To participate in the call, please dial 866-543-6403 (domestic) or 617-213-8896 (international) five minutes prior to the start time and referencing access code 98136968. The conference call can be accessed from the Investors & News section of the Company's website or directly at http://edge.media-server.com/m/p/o4v89uyi/lan/en.

A replay of the call will be available one hour after the end of the conference on March 18, 2013 until 11:59 p.m. EDT on March 25, 2013. To access the replay, please dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and reference the access code 69683056. The archived webcast will be available for 30 days on the Company’s website at www.tengion.com.

About the Neo-Urinary Conduit™
The Neo-Urinary Conduit™ is a combination of a patient’s own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native-like urinary tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag. Standard of care for patients requiring a non-continent urinary diversion uses bowel tissue to construct a conduit for urine to exit from the body. There are over 20,000 urinary diversions performed annually in the United States and Europe. These patients are at risk for complications associated with the use of bowel tissue, as well as for those associated with the surgery to harvest the bowel tissue. The Neo-Urinary Conduit is the only product candidate currently in development that aims to avoid the use of bowel tissue. The Neo-Urinary Conduit is being evaluated in an ongoing Phase 1 clinical trial in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients.  Seven patients have been implanted with the Neo-Urinary Conduit to date.  The Company is focused on completing implantation of the remaining three patients in the trial and then working with the U.S. Food and Drug Administration (FDA) in 2013 to plan for a potential Phase 2/3 clinical trial.

About the Neo-Kidney Augment™
The Neo-Kidney Augment™ is intended to prevent or delay the need for dialysis or kidney transplantation by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). This increase in functional kidney mass could thereby delay or prevent the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the United States Renal Data System, more than $27 billion in Medicare costs each year are attributable to patients with ESRD and ESRD is associated with an approximate 20% mortality rate per year, with the average life expectancy of a patient initiating dialysis of approximately four years. Tengion scientists have published and presented positive data on the effect of the Company’s Neo-Kidney Augment in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival. Tengion has filed a Clinical Trial Application for the Neo-Kidney Augment with the Medical Products Agency in Sweden and anticipates submitting an IND filing to the FDA during the second quarter of 2013.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as anticipate, expect, project, intend, plan, believe, words and terms of similar substance and any discussion of future plans, actions, or events generally identify forward-looking statements. Forward looking statements regarding the Company include but are not limited to (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies, clinical trials and related filings or submissions with regulatory authorities.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements.  Tengion's business is subject to significant risks and uncertainties and there can be no assurance that actual results will not differ materially from expectations.  Factors which could cause actual results to differ materially from expectations include, among others: (i) the FDA could place the Neo-Urinary Conduit clinical trial on clinical hold; (ii) patients enrolled in the Neo-Urinary Conduit clinical trial may experience adverse events, which could delay the clinical trial or cause the Company to terminate the development of its Neo-Urinary Conduit; (iii) the Company may have difficulty enrolling patients in its clinical trials; (iv) data from the Company's ongoing preclinical studies, including the proposed GLP program for the Neo-Kidney Augment, may not continue to be supportive of advancing such preclinical product candidates; and (v) the Company may be unable to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and the Company may not be successful in designing such clinical trials in a manner that supports development of such product candidates.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

TENGION, INC.
(A Development-Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from July 10, 2003 (inception) through December 31, 2012
	2011	2012	2011	2012
Operating expenses:
Research and development	$3,714	$2,182	$13,293	$10,103	$127,960
General and administrative	1,994	1,479	7,191	5,496	47,389
Depreciation	325	99	3,141	456	23,608
Impairment of property and equipment	7,371	—	7,371	—	7,371
Other expense	710	35	1,705	165	1,870
Total operating expenses	(14,114)	(3,795)	(32,701)	(16,220)	(208,198)
Interest income	14	15	53	27	8,539
Interest expense	(183)	(2,163)	(849)	(2,957)	(17,846)
Change in fair value of derivative liability	—	944	—	944	944
Change in fair value of warrant liability	313	910	14,436	1,277	17,775
Net loss attributable to common stockholders	$(13,970)	$(4,089)	$(19,061)	$(16,929)	$(198,786)
Basic and diluted net loss attributable to common stockholders per share	$(5.91)	$(1.72)	$(8.82)	$(7.13)
Weighted-average common stock outstanding :
Basic and diluted	2,365	2,374	2,162	2,374

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2011	December 31, 2012
Cash and cash equivalents	$9,244	$7,536
Short-term investments	6,066	—
Total assets	17,817	12,435
Derivative liability	—	2,449
Warrant liability	2,511	6,178
Long-term debt (including current portion)	4,987	11,269
Total liabilities	12,802	23,778
Total stockholders’ equity (deficit)	5,015	(11,343)

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Net loss attributable to common stockholders – GAAP	$(13,970)	$(4,089)	$(19,061)	$(16,929)
Change in fair value of derivative liability	—	(944)	—	(944)
Change in fair value of warrant liability	(313)	(910)	(14,436)	(1,277)
Impairment of property and equipment	7,371	—	7,371	—
Other expense	710	35	1,705	165
Adjusted net loss	$(6,202)	$(5,908)	$(24,421)	$(18,985)

Shares used in computing basic and diluted net loss attributable to common stockholders:
Basic and diluted	2,365	2,374	2,162	2,374

Basic and diluted net loss per share-GAAP	$(5.91)	$(1.72)	$(8.82)	$(7.13)
Adjustment per share	3.29	(0.77)	(2.48)	(0.87)
Basic and diluted net loss per share - adjusted	$(2.62)	$(2.49)	$(11.30)	$(8.00)